Exhibit 4(f)

                                     FRONT

REGISTERED                                                            REGISTERED

No. _____
CUSIP

                       BALTIMORE GAS AND ELECTRIC COMPANY

              INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

          6.75% REMARKETABLE OR REDEEMABLE SECURITY (ROARSsm) DUE 2012


If this Note is registered in the name of The Depository Trust Company (the "Depositary" or "DTC") (55 Water Street, New York, New York) or its nominee, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary unless and until this Note is exchanged in whole or in part for Notes in definitive form. Unless this certificate is presented by an authorized representative of the Depositary to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary and any payment is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co. has an interest herein.

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PRINCIPAL AMOUNT:          $173,000,000

INTEREST RATE:             6.75% per annum to but excluding December 15, 2002
                           and then at a fixed or floating rate to be determined pursuant to the terms set forth on the reverse hereof

ORIGINAL ISSUE DATE:       December 20, 2000

FIRST REMARKETING DATE:    December 15, 2002

STATED MATURITY:           December 15, 2012 as such date may be extended to the
                           tenth anniversary of the Fixed Rate Remarketing Date as set forth on the reverse hereof.

INTEREST PAYMENT DATES: June 15 and December 15, commencing June 15, 2001 through the First Remarketing Date shown above and thereafter as set forth on the reverse hereof.

REGULAR RECORD DATE:       Close of business on the 15th calendar day prior to
                           the relevant Interest Payment Date, whether or not a Business Day.

                             ----------------------

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        Baltimore  Gas and  Electric  Company,  a Maryland  corporation  (herein called the "Company", which term includes any successor corporation under the Indenture, as hereinafter defined), for value received, promises to pay to Cede & Co. or its registered assigns, the principal sum of ONE HUNDRED SEVENTY-THREE MILLION DOLLARS ($173,000,000) on the Stated Maturity shown above and to pay interest on said principal sum from the Original Issue Date shown above if interest has not been paid on this Note or from the most recent Interest Payment Date for which interest has been paid or duly provided for, at the fixed rate per annum shown above, semi-annually on the Interest Payment Date until the First Remarketing Date shown above and thereafter, on the Interest Payment Dates and at the interest rate determined by the Remarketing Dealers (as defined on the reverse hereof) and in the manner determined as set forth on the reverse hereof, until prinicpal hereof is paid or made available for payment, and on any overdue principal and on any overdue installment of interest as below provided. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will as provided on the reverse hereof be paid to the Person in whose name this 6.75% Remarketable or Redeemable Security due 2012 (this "Note") is registered on the Regular Record Date, as specified above, preceding such Interest Payment Date.

        Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day_months from the Original Issue Date to the First Remarketing Date and then, subject to the Remarketing Dealers' election to purchase the ROARS for remarketing and the Company's election to exercise its Floating Period Option, interest on this Note shall be computed on the basis of the actual number of days in the applicable Floating Rate Reset Period over a 360-day year until the Fixed Rate Remarketing Date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months from the Fixed Rate Remarketing Date to the Stated Maturity. If any Interest Payment Date, Stated Maturity or other payment date of this Note (including any payment date in connection with the mandatory tender or any mandatory redemption of this Note) does not fall on a Business Day, the payment otherwise payable on that date shall be made on the next succeeding day that is a Business Day with the same force and effect as if made on the date the payment was originally payable, and no interest shall accrue for the period from and after such Interest Payment Date, Stated Maturity or other payment date, except in the case of an Interest Payment Date or other payment date occurring during the Floating Rate Period.

     In the event this Note is issued between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date, the first day that interest shall be payable will be on the Interest Payment Date following the next succeeding Regular Record Date. In the event of a default in the payment of interest, interest will be payable as provided in that certain Indenture dated as of July 1, 1985, as supplemented by the Supplemental Indentures dated as of October 1, 1987, and January 26, 1993, respectively (the "Indenture"), by and between the Company and The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company), a corporation duly organized and existing under the laws of the State of New York , as Trustee (herein called the "Trustee," which term includes any successor Trustee under the Indenture).

      Pursuant to the provisions of the Indenture, the Company will maintain an agency at The Bank of New York in The City of New York, New York (the "Bank"), or at such other agencies as may from time to time be designated, where the Notes may be presented for payment, for registration of transfer and exchange, and where notices or demands to, or upon, the Company may be served.

      Unless this Note is registered in the name of the Depositary payment of the principal, premium, if any, and interest payable at Stated Maturity, or, if applicable, upon redemption or repurchase, on this Note will be made in immediately available funds at the request of the holder provided that this Note is presented to the Bank in time for the Bank to make such payments in such funds in accordance with its normal procedures.

      Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place. To the extent the provisions of this Note conflict with the Indenture the terms of this Note shall control.

      Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee or a duly designated authentication agent by manual signature, this Note shall not be entitled to any benefit under said Indenture, or be valid or obligatory for any purpose.

               IN WITNESS WHEREOF, Baltimore Gas and Electric Company has caused this instrument to be executed in its corporate name with the manual or facsimile signature of its President or a Vice President and a facsimile of its corporate seal to be imprinted hereon, attested by the manual or facsimile signature of its Secretary or an Assistant Secretary.

Dated:

BALTIMORE GAS AND ELECTRIC COMPANY


By:       ____________________
              President

ATTEST:
          ____________________ [SEAL]
              Secretary

CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the
series designated herein issued under the Indenture described herein.

        --------------------

By:    ____________________

       Authorized Signatory

                                    (REVERSE)

                       BALTIMORE GAS AND ELECTRIC COMPANY

          6.75% REMARKETABLE OR REDEEMABLE SECURITY (ROARSsm) DUE 2012


               This Note is one of a duly authorized issue of debt securities (the "Securities") of the Company, of a series designated as its 6.75%
REMARKETABLE OR REDEEMABLE SECURITY (ROARSsm) DUE 2012 (herein called the "Notes"), limited (except as otherwise provided in the Indenture) in aggregate principal amount to $173,000,000, issued and to be issued under the Indenture, to which Indenture and all relevant indentures supplemental thereto reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Company, the Trustee, the Bank and the Securityholders and the terms upon which the Notes are, and are to be, authenticated and delivered. The Securities, of which the Notes constitute a series, may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. All capitalized terms not otherwise defined herein shall have the definitions assigned to them in the Indenture. All references to "we" and "us" below and elsewhere in this Note shall mean the Company.

         If any interest, principal or other payment date of the ROARS (including any payment date in connection with the mandatory tender or any mandatory redemption as described below) does not fall on a Business Day, a payment otherwise payable on that day will be made on the next succeeding Business Day. It will have the same effect as if made on the scheduled payment date, and no interest will accrue for the period from and after such interest payment date, maturity date or other payment date, except in the case of an interest payment date or other payment date occurring during the Floating Rate Period.

         "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or Baltimore, Maryland are authorized or obligated by law or executive order to close.

         "London Business Day" means any day on which dealings in U.S. dollars are transacted in the London Inter-Bank Market.

         "Remarketing Dealers" means the nationally recognized broker-dealers selected by the Company to act as Remarketing Dealers. Pursuant to a Remarketing Agreement dated as of December 20, 2000 (the "Remarketing Agreement"), Banc of America Securities LLC and Lehman Brothers Inc. have agreed to act as Remarketing Dealers. The Company has the sole obligation to select any substitute Remarketing Dealer, as provided in the Remarketing Agreement.

         "Remarketing Date(s)" means (1) December 15, 2002, assuming the Remarketing Dealers have elected to purchase the ROARS and we have not elected to exercise our Floating Period Option (as defined under "Floating Rate Period" below) or (2) December 15, 2002 and a subsequent remarketing date which shall fall on the 15th day of any one of the 12 consecutive months subsequent to the first Remarketing Date until December 15, 2003 if the Remarketing Dealers have elected to purchase the ROARS and we have elected to exercise our Floating Period Option (as defined under "Floating Rate Period" below).

         We have agreed with the Remarketing Dealers that we will not cause or permit the terms or provisions of the ROARS to be modified in any way, and may not make open market or other purchases of the ROARS prior to the first Remarketing Date, without the prior written consent of the Remarketing Dealers.

Interest and Interest Payment Dates

         The Notes will bear interest at 6.75% per year, from the date of issuance to, but excluding, December 15, 2002. We will pay interest during that period semiannually on June 15 and December 15, beginning on June 15, 2001.

         Unless we have chosen, or are required, to redeem the Notes, we will pay interest on the Notes accruing from the Fixed Rate Remarketing Date (as defined below), semiannually on each day that is a six-month anniversary of such date. Interest on the Notes from the Fixed Rate Remarketing Date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

         "Fixed Rate Remarketing Date" means December 15, 2002, assuming the Remarketing Dealers have elected to purchase the Notes and we have not elected to exercise our Floating Period Option, or the subsequent Remarketing Date on which the Floating Rate Termination Date occurs in the event that we have elected to exercise our Floating Period Option. This subsequent Remarketing Date shall be the Floating Period Termination Date (as defined under "Floating Rate Period" below).

         Interest on the Notes accruing during any Floating Rate Reset Period (as defined under "Floating Rate Period" below) will be payable on the next following Reference Rate Reset Date (as defined under "Floating Period" below) if such date is a Business Day or on the next following Business Day. Interest on the Notes during the Floating Rate Period (as defined below) will be computed on the basis of the actual number of days in such Floating Rate Reset Period over a 360-day year.

         Interest payable on any Interest Payment Date will be payable to the persons in whose names the Notes are registered at the close of business on the

Regular Record Date (whether or not a Business Day) immediately preceding the related Interest Payment Date.

         Interest payments will be in the amount of interest accrued from and including the preceding Interest Payment Date (or from and including the date of issuance if no interest has been paid or duly provided with respect to the Notes) to but excluding the relevant Interest Payment Date, Remarketing Date or the Stated Maturity, as the case may be. If any Interest Payment Date does not fall on a Business Day, the interest payment will be made on the next succeeding Business Day and will have the same effect as if made on the scheduled payment date and no interest will accrue after such Interest Payment Date, except to the extent it occurs during the Floating Rate Period.

Interest Rate to Maturity

         If the Remarketing Dealers elect to purchase the Notes for remarketing, then by 3:30 p.m., New York City time on the third Business Day immediately preceding any Remarketing Date (a "Floating Rate Spread Determination Date" or the "Fixed Rate Determination Date," depending on the following election, and each, a "Determination Date"), the Remarketing Dealers will determine either (a) the Floating Rate Spread (as defined under "Floating Rate Period" below) if we have elected to exercise our Floating Period Option or (b) the Interest Rate to Maturity (as defined below) to the nearest one hundredth of one percent per annum, unless we have chosen to redeem, or are required to redeem, the Notes. Each Floating Period Interest Rate (as defined under "Floating Rate Period" below) will equal the sum of a Reference Rate (as defined under "Floating Rate Period" below) and a Floating Rate Spread. The "Interest Rate to Maturity" will be equal to the sum of 4.684% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the Notes. The Floating Period Interest Rate, the Interest Rate to Maturity and the Dollar Price for the Notes as announced by the Remarketing Dealers, absent manifest error, will be binding and conclusive upon the beneficial owners of this Note, us and the Trustee.

         For this purpose, the following terms have the following meanings:

         "Applicable Spread" means the lowest Fixed Rate Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the Notes, obtained by the Remarketing Dealers by 3:30 p.m., New York City time, on the Fixed Rate Determination Date, from the Fixed Rate Bids quoted to the Remarketing Dealers by up to five Reference Corporate Dealers.

         "Fixed Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming:

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


     (1) a settlement date that is the Fixed Rate Remarketing Date, without accrued interest,

     (2) a maturity date that is the tenth anniversary of the Fixed Rate Remarketing Date; and

     (3) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

     "Comparable Treasury Issues" for the Notes means the U.S. Treasury security or securities selected by the Remarketing Dealers, as of the first Determination Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the Notes being purchased by the Remarketing Dealers.

     "Comparable  Treasury Price" means,  with respect to the first  Remarketing
Date:

     (1) the offer prices for the Comparable Treasury Issues (expressed, in each case, as a percentage of their principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace "Telerate Page 500") or

     (2) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, the average of the Reference Treasury Dealer Quotations for such Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Remarketing Dealers obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace "Telerate Page 500" on such service) or such other service displaying the offer prices for the Comparable Treasury Issues, as may replace Dow Jones Markets.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of their principal amount) quoted in writing to the Remarketing Dealers by such Reference Treasury Dealer, by 3:30 p.m., New York City time, on the first Determination Date.

     "Dollar Price" means, (1) the principal amount of the Notes, plus (2) the premium equal to the excess, if any, of (A) the present value, as of the first Remarketing Date, of the Remaining Scheduled Payments for such Notes, discounted to the first Remarketing Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, over (B) the principal amount of the Notes.
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


     "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Remarketing Date.

         "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which shall be selected by us. We will advise the Remarketing Dealers of our selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. Two of the Reference Corporate Dealers we select will be the Remarketing Dealers.

     "Reference Treasury Dealer" means each of up to five primary U.S. Government securities dealers (each a "Primary Treasury Dealer"), to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer we will substitute for it another Primary Treasury Dealer. Two of the Reference Treasury Dealers we select will be the Remarketing Dealers.

     "Remaining Scheduled Payments" means, with respect to the Notes, the remaining scheduled payments of the principal of and interest on the Notes, calculated at the Base Rate applicable to such Notes, that would be due from but excluding the first Remarketing Date to and including December 15, 2012;
provided that if such Remarketing Date is not an interest payment date, the amount of the next succeeding scheduled interest payment, calculated at the Base Rate, will be reduced by the amount of interest accrued, calculated at the Base Rate only, to the first Remarketing Date.

     "Treasury Rate" for the Notes means, with respect to the first Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Remarketing Date.

Floating Rate Period

     Following the Remarketing Dealers' election to purchase the Notes in connection with the First Remarketing Date, but prior to the fourth Business Day prior to the First Remarketing Date (the "Floating Period Notification Date"), we may elect to exercise our Floating Period Option. If we exercise our Floating Period Option, the Notes will be remarketed at a floating rate equal to the Floating Period Interest Rate until the earlier of (such calculation date, the "Floating Rate Termination Date") (1) December 15, 2003, or (2) such date which otherwise would be the Reference Rate Reset Date following the date on which we elect to terminate such Floating Rate Period (the "Floating Rate Period Termination Notification Date"). The Floating Rate Period Termination Notification Date shall be at least four Business Days prior to the applicable

Reference Rate Reset Date. In the event that we exercise our Floating Period Option, the maturity date of the Notes will be extended to the tenth anniversary of the subsequent Remarketing Date, not to exceed December 15, 2013.

     The amount of interest payable for each day that the Notes are outstanding during the Floating Rate Period will be calculated by dividing the Floating Period Interest Rate in effect for such day by 360 and multiplying the result by the Dollar Price. The amount of interest payable for any Floating Rate Reset Period (as defined below) will be calculated by adding the interest payable for each day in the Floating Rate Reset Period.

     For this purpose, the following terms have the following meanings:

     "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

         "Floating Period Option" means our right, on any date subsequent to the Remarketing Dealers' election to purchase the Notes in connection with the First Remarketing Date but prior to the fourth Business Day prior to the First Remarketing Date, to require the Remarketing Dealers to remarket the Notes at the Floating Period Interest Rate.

         "Floating Rate Period" means the period from and including the Floating Rate Remarketing Date to but excluding the Floating Period Termination Date.

         "Floating Rate Remarketing Date" means December 15, 2002 in the event we have elected to exercise our Floating Period Option.

         "Floating Rate Reset Period" means the period from and including the first Reference Rate Reset Date, to but excluding the next following Reference Rate Reset Date and thereafter the period from and including a Reference Rate Reset Date to but excluding the next following Reference Rate Reset Date; provided that the final Floating Rate Reset Period will run to but exclude the Floating Period Termination Date.

         "Floating Rate Spread" means the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the Notes obtained by the Remarketing Dealers by 3:30 p.m., New York City time, on the Floating Rate Spread Determination Date, from the Floating Rate Bids quoted to the Remarketing Dealers by up to five Reference Money Market Dealers.

         A "Floating Rate Bid" means an irrevocable offer to purchase the aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming:

     (1) a settlement date that is the Floating Rate Remarketing Date, without accrued interest;

     (2) a maturity date equal to the Floating Period Termination Date;

     (3) a stated annual interest rate equal to the Reference Rate plus the Floating Rate Spread;

     (4) that the Notes are callable by the Remarketing Dealers at the Dollar Price on the Floating Period Termination Date; and

     (5) that we will redeem the Notes at the Dollar Price on the Floating Period Termination Date, if not previously purchased by the Remarketing Dealers.

     "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Remarketing Date.

     "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which we shall select, who are also leading dealers in money market instruments. We will advise the Remarketing Dealers of our selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Remarketing Date. Two of the Reference Money Market Dealers we select will be the Remarketing Dealers.

         "Reference Rate" means:

     (1) The rate for each Floating Rate Reset Period which will be the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date.

     (2) If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Remarketing Dealers will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide the Remarketing Dealers, in the case of each such bank, with its offered quotation for deposits in U.S. dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Remarketing Dealers for loans in U.S. dollars to leading

European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Remarketing Dealers are not providing quotations in the manner described in this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

     "Reference Rate Determination Date" will be the second London Business Day preceding each Reference Rate Reset Date.

     "Reference Rate Reset Date" means December 15, 2002 and the 15th day of each month thereafter until, but excluding, the Floating Period Termination Date.

Mandatory Tender

         On a Business Day not earlier than 15 Business Days prior to the First Remarketing Date, and not later than 4:00 p.m., New York City time, on the 10th Business Day prior to such Remarketing Date or not later than four Business Days prior to the subsequent Remarketing Date, the Remarketing Dealers will notify us and the Trustee as to whether they elect to purchase the Notes for remarketing on such Remarketing Date (the "Notification Date").

         If, and only if, the Remarketing Dealers so elect,the Notes will be subject to mandatory tender, and will be deemed tendered, to the Remarketing Dealers for purchase and remarketing on such Remarketing Date, in accordance with the terms and subject to the conditions described in this Note.

         The Notes will be remarketed on the First Remarketing Date at a fixed rate of interest equal to the Interest Rate to Maturity, unless we have elected to exercise our Floating Period Option or have chosen to redeem, or are required to redeem, the Notes on the First Remarketing Date. If we exercise our Floating Period Option, the Notes will bear interest at the Floating Period Interest Rate until the Floating Period Termination Date, at which time the Notes will be remarketed at a fixed rate of interest equal to the Interest Rate to Maturity, unless we have chosen to redeem, or are required to redeem, the Notes.

         The purchase price of such tendered Notes will be equal to 100% of the aggregate principal amount thereof on the First Remarketing Date or the Dollar Price on the subsequent Remarketing Date.

         Subject to the Remarketing Dealers' election to purchase the Notes, then on the applicable Remarketing Date the Remarketing Dealers will sell the aggregate principal amount of the Notes at the Dollar Price to the Reference Corporate Dealer or to the Reference Money Market Dealer, whichever is applicable, providing the lowest Fixed or Floating Rate Bid, in the case of the First Remarketing Date, or the lowest Fixed Rate Bid, in the case of the subsequent Remarketing Date. If the lowest applicable Bid is submitted by two or more of the applicable Reference Dealers, the Remarketing Dealers will sell such Notes to one or more of such Reference Dealers, as they will determine in their sole discretion.

         If the Remarketing Dealers elect to purchase the Notes, the obligation of the Remarketing Dealers to purchase the Notes on any Remarketing Date is subject to certain conditions set forth in the Remarketing Agreement.

         If for any reason the Remarketing Dealers do not purchase the Notes on any Remarketing Date, we will be required to redeem the Notes at a price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest, if any, if such Remarketing Date is the First Remarketing Date, or at the Dollar Price, plus accrued and unpaid interest, if any, on the subsequent Remarketing Date.

Notification of Interest Rate to Maturity

         Subject to the Remarketing Dealers' election to purchase the Notes, the Remarketing Dealers will notify us, the Trustee and The Depository Trust Company
(DTC) by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Fixed Rate Determination Date of the Interest Rate to Maturity effective from and including the Fixed Rate Remarketing Date.

Mandatory Redemption

     We will be required to redeem the Notes in whole on the applicable Remarketing Date at a price equal to 100% of the aggregate principal amount of the Notes, if such Remarketing Date is the first Remarketing Date, or at the Dollar Price on the subsequent Remarketing Date, in each case plus accrued and unpaid interest, if any, to the applicable Remarketing Date, in the event that:

     (1) the Remarketing Dealers for any reason do not elect, by notice to us and the Trustee not later than such Notification Date, to purchase the Notes for remarketing on such Remarketing Date;

     (2) the Remarketing Dealers for any reason do not notify us of the Floating Period Interest Rate or of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the applicable Determination Date;

     (3) at any time after the Remarketing Dealers elect on the Notification Date to remarket the NOTES, the Remarketing Dealers elect to terminate the Remarketing Agreement in accordance with its terms;

     (4) prior to any Remarketing Date, either Remarketing Dealer resigns, the remaining Remarketing Dealer has not notified the Company in writing that it will assume the resigning Remarketing Dealer's obligations under the Remarketing Agreement and no successor has been appointed on or before the applicable Determination Date;

     (5) the Remarketing Dealers for any reason do not deliver the purchase price of the Notes to the Trustee in same day funds by 12:00 noon, New York City time, on such Remarketing Date, or do not purchase all tendered Notes on such Remarketing Date; or

     (6) we for any reason fail to redeem the Notes from the Remarketing Dealers following our election to effect such optional redemption.

Optional Redemption

     If the Remarketing Dealers elect to purchase and remarket the Notes, we will notify the Remarketing Dealers and the Trustee, not later than 4:00 p.m., New York City time, on the Business Day immediately preceding any Determination Date, if we irrevocably elect to exercise our right to redeem the Notes in whole on the First Remarketing Date or on the Floating Period Termination Date immediately following such Determination Date.

     If we exercise our right to redeem the Notes, we will redeem the Notes in whole on anyany Remarketing Date at the Dollar Price, in each case, plus all accrued and unpaid interest, if any, to such Remarketing Date. Other than as set forth above, we will have no option to redeem the Notes prior to the Fixed Rate Remarketing Date.

Post-Remarketing Optional Redemption

         After the Fixed Rate Remarketing Date, the Notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

     (1) 100% of the principal amount of the Notes then outstanding to be redeemed, or

     (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of such post-remarketing redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points as calculated by an Independent Investment Banker,

plus in either case, accrued and  unpaid   interest   thereon  to  such
post-remarketing redemption date.

     "Adjusted Treasury Rate" means, with respect to any post-remarketing redemption date:

         (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Post-Remarketing Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the Notes, yields for the two published maturities most closely corresponding to the Post-Remarketing Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

         (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Post-Remarketing Comparable Treasury Issue, calculated using a price for the Post-Remarketing Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Post-Remarketing Comparable Treasury Price for such redemption date.

         The Adjusted Treasury Rate will be calculated on the third Business Day preceding the applicable post-remarketing redemption date.

         "Post-Remarketing Comparable Treasury Issue" for the Notes means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Post-Remarketing Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the Notes.

         "Post-Remarketing Comparable Treasury Price" means (1) the average of five Post-Remarketing Reference Treasury Dealer Quotations for the post-remarketing redemption date, after excluding the highest and lowest

Post-Remarketing Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Post-Remarketing Reference Treasury Dealer Quotations, the average of all such quotations.

         "Independent Investment Banker" means Banc of America Securities LLC or Lehman Brothers Inc. or any other firm selected by us, or if such firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

         "Post-Remarketing Reference Treasury Dealer" means each of up to five Primary Treasury Dealers to be selected by us, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a Primary Treasury Dealer, we will substitute for it another Primary Treasury Dealer.

         "Post-Remarketing Reference Treasury Dealer Quotations" means, with respect to each Post-Remarketing Reference Treasury Dealer and any post-remarketing redemption date, the average, as determined by the Independent Investment Banker of the bid and asked prices for the Post-Remarketing
Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

         We will mail a notice of redemption at least 30 days but not more than 60 days before a post-remarketing redemption date to each holder of Notes to be redeemed. If we elect to partially redeem the Notes, the Trustee will select in a fair and appropriate manner the Notes to be redeemed.

         Unless we default in payment of the redemption price, interest will cease to accrue on or after the post-remarketing redemption date on the Notes or portions thereof called for redemption.

Settlement

         In the event that the Notes are purchased by the Remarketing Dealers, the Remarketing Dealers will pay to the Trustee, in same day funds not later than 12:00 noon, New York City time, on the First Remarketing Date, an amount equal to 100% of the aggregate principal amount of the Notes or on the subsequent Remarketing Date, an amount equal to the Dollar Price.

         On any such Remarketing Date, the Remarketing Dealers will cause the Trustee to make payment of the purchase price for such tendered Notes that have been purchased for remarketing by the Remarketing Dealers to DTC for payment to the DTC participant of each tendering beneficial owner of Notes. This payment will be made against delivery through DTC of such beneficial owner's Notes by

                                     -16 -
book-entry through DTC by the close of business on such Remarketing Date.

         The purchase price of such tendered Notes will be equal to 100% of the aggregate principal amount thereof, on the first Remarketing Date and the Dollar Price, on the subsequent Remarketing Date. We will make, or cause the Trustee to make, payment of interest to DTC for payment to each beneficial owner of Notes, due on a Remarketing Date by book-entry through DTC, by the close of business on such Remarketing Date.

         The transactions described above will be executed on the applicable Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited, and the Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

         All payments of principal and interest in respect of the Notes in book-entry form will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until the maturity date, the applicable Remarketing Date or the post-remarketing redemption date, as the case may be, or until the Notes are issued in definitive form. Secondary market trading activity in the Notes will be required by DTC to settle in immediately available funds.

         The tender and settlement procedures described above, including the provisions for payment to selling beneficial owners of tendered Notes, or for payment by the purchasers of Notes, in a remarketing, may be modified to the extent required by DTC or, if the book-entry system is no longer available for the Notes at the time of a remarketing, to the extent required to facilitate the tendering and remarketing of Notes in certificated form. In addition, the Remarketing Dealers may modify the settlement procedures set forth above in order to facilitate the settlement process.

         As long as DTC or its nominee holds a certificate representing the Notes in the book-entry system of DTC, no certificates for such Notes will be delivered to any beneficial owner. We will use our reasonable best efforts to maintain the Notes in book-entry form with DTC or any successor thereto, and to appoint a successor depositary to the extent necessary to maintain the Notes in book-entry form and we waive any discretionary right we otherwise have under our Indenture to cause the Notes to be issued in certificated form.

         No beneficial owner of the Notes will have any rights or claims under the Remarketing Agreement or against us or the Remarketing Dealers, as a result of the Remarketing Dealers not purchasing the Notes.

General

        The Trustee may carry out the responsibilities to be performed by it required by Article Four of the Indenture. In the event of redemption or repurchase of this Note in part only, a new Note or Notes of this series, having the same Stated Maturity, optional redemption or repurchase provisions, Interest Rate and other terms and provisions of this Note, in authorized denominations in an aggregate principal amount equal to the unredeemed portion hereof will be issued in the name of the holder hereof upon the surrender hereof.

        The Notes will not be subject to conversion, amortization or any sinking fund.

        As provided in the Indenture and subject to certain limitations herein and therein set forth, and unless this Note is registered in the name of the Depositary, the transfer of this Note may be registered on the register of the Notes, upon surrender of this Note for registration of transfer at the Bank, or at such other agencies as may be designated pursuant to the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee or the Bank duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

        The Notes are issuable only as registered Notes without coupons in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. As provided in the Indenture, and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of other authorized denominations having the same interest rate, Stated Maturity, optional redemption or repurchase provisions, if any, and Original Issue Date, as requested by the Securityholder surrendering the same.

        No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        The Company, the Trustee, the Bank, the Security registrar and any agent of the Company, the Trustee, the Bank, or the Security registrar may treat the Securityholder in whose name this Note is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company, the Trustee, the Bank, the Security registrar nor any such agent shall be affected by notice to the contrary.

        If an Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Securities of any series under the Indenture at any time by the Company with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding to be affected (voting as one class). The Indenture also permits the Company and the Trustee to enter into supplemental indentures without the consent of the holders of Securities of any series for certain purposes specified in the Indenture, including the making of such other provisions in regard to matters arising under the Indenture which shall not adversely affect the interest of the holders of such Securities. The Indenture also contains provisions permitting the holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

        The Indenture provides that no holder of any Security of any series may enforce any remedy with respect to such series under the Indenture except in the case of refusal or neglect of the Trustee to act after notice of a continuing Event of Default and after written request by the holders of not less than 25% in aggregate principal amount of the Outstanding Securities of such series and the offer to the Trustee of reasonable indemnity; provided, however, that such provision shall not prevent the holder hereof from enforcing payment of the principal of or interest on this Note.

        No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

        No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

        This Note shall be governed by and construed in accordance with the laws of the State of Maryland.

                                ASSIGNMENT FORM

               To assign this Note, fill in the form below:


Assignee's Social Security or Tax I. D. Number:  ________________


FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

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              (Print or Type Assignee's Name, Address and Zip Code)

the within Note of the Company and hereby does irrevocably constitute and appoint

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Attorney to transfer the said Note on the books of the Company,  with full power of substitution in the premises.



                            -------------------------

                              Signature of Assignor
             (Sign exactly as name appears on the face of the Note)


                             Dated: _______________